Exhibit 10.1

Execution Version

SECOND AMENDMENT TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated October 18, 2017

Among

RESOLUTE ENERGY CORPORATION,
as Borrower,

CERTAIN OF ITS SUBSIDIARIES,
as Guarantors,

BANK OF MONTREAL,
as Administrative Agent,

CAPITAL ONE, NATIONAL ASSOCIATION,
as Syndication Agent,

BARCLAYS BANK PLC,

ING CAPITAL LLC,

and
SUNTRUST BANK,

as Co-Documentation Agents,

and

The Lenders Party Hereto

BMO CAPITAL MARKETS and CAPITAL ONE, NATIONAL ASSOCIATION,
as Joint Bookrunners and Co-Lead Arrangers

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Second Amendment”), dated as of October 18, 2017, is by and among Resolute Energy Corporation, a Delaware corporation (the “Borrower”), certain of its subsidiaries (collectively, the “Guarantors”), Bank of Montreal, as Administrative Agent (the “Administrative Agent”), and the lenders party hereto (the “Lenders”).

Recitals

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the other lenders party thereto entered into that certain Third Amended and Restated Credit Agreement, dated as of February 17, 2017, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of May 8, 2017 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”);

WHEREAS, the Borrower, the Guarantors and the Administrative Agent entered into that certain Fourth Amended and Restated Guaranty and Collateral Agreement, dated as of February 17, 2017 (as amended, modified, supplemented or restated from time to time, the “Guaranty and Collateral Agreement”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement as set forth herein; and

WHEREAS, subject to the satisfaction of the conditions set forth herein, the Administrative Agent and the Lenders are willing to amend the Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
Definitions

Each capitalized term used in this Second Amendment and not defined herein shall have the meaning assigned to such term in the Credit Agreement. Unless otherwise indicated, all section references in this Second Amendment refer to sections of the Credit Agreement.

ARTICLE II
Amendments to Credit Agreement

As of the Second Amendment Effective Date, the Credit Agreement is amended as follows:

Section 2.01Amendments to Section 1.02.

(a)Section 1.02 of the Credit Agreement is hereby amended by adding thereto each of the following definitions in alphabetical order.

““Aneth Purchase Agreement” means the Membership Interest and Asset Purchase Agreement, dated as of September 14, 2017, among the Borrower, Hicks Acquisition Company I, Inc., and Resolute Natural Resources Company, LLC, as sellers, Resolute Aneth, as the company, Elk Petroleum Aneth, LLC, as the buyer, and Elk Petroleum Limited, as the parent guarantor, a copy of which has been provided to the Administrative Agent, as amended by any amendment thereto the effect of which is not materially adverse to the Lenders; provided that any amendment thereto that (a) results in any other Borrowing Base Properties or Borrowing Base Hedging Contracts being “Assets” or (b) reduces the “Unadjusted Purchase Price” in a manner not already provided for in the Aneth Purchase Agreement by more than five percent (5%), shall in either case be deemed to be materially adverse to the Lenders (the terms in quotes having the meanings provided such terms in the Aneth Purchase Agreement); provided, further, that the Borrower shall provide a copy of any amendment thereto to the Administrative Agent promptly after execution and delivery thereof.”

““Aneth Hedging Agreements” has the meaning assigned to such term in Section 9.19.”

““Aneth Sale” means the sale by the Borrower, Hicks Acquisition Company I, Inc. and Resolute Natural Resources Company, LLC of all of their right, title, and interest in and to the “Assets” (other than the “Excluded Assets”) and the “Company Units”, as such terms are defined in the Aneth Purchase Agreement, including (a) all of the Equity Interests in Resolute Aneth, (b) Oil and Gas Properties located in San Juan County, Utah and (c) the Aneth Hedging Agreements, on terms substantially in accordance with the Aneth Purchase Agreement.”

““Caprock Earn-Out Agreement” means the Amended and Restated Earn-out Agreement dated as of March 9, 2017, by and among Resolute Natural Resources Southwest, LLC, Caprock Permian Processing LLC and Caprock Field Services LLC.”

““Retained Hedging Agreements” has the meaning assigned to such term in Section 9.19.”

(b)Section 1.02 of the Credit Agreement is hereby amended, which amendment shall be deemed effective as of September 30, 2017, by amending and restating the following definition in its entirety:

““EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest, (ii) income and franchise taxes, (iii) depreciation, depletion, amortization, and other non-cash charges, and (iv) customary costs and expenses incurred in connection with or related to (A) any acquisition involving consideration paid by the Borrower and/or its Consolidated Restricted Subsidiaries or (B) any disposition yielding gross proceeds to the Borrower and/or its Consolidated Restricted Subsidiaries, in each case, in excess of $15,000,000 for such acquisition or disposition (including, without limitation, legal, accounting and financial advisory fees, title and environmental due diligence costs, employee retention, severance, or relocation expenses, costs and expenses related to the acceleration of long-term employee incentive awards, and contract termination costs) minus (c) all non-cash income added to Consolidated Net Income for such period; provided that (x) for the four quarter period ending on September 30, 2017, EBITDA shall equal EBITDA for the fiscal quarter ending on September 30, 2017, multiplied by 4, (y) for the four quarter period ending on December 31, 2017, EBITDA shall equal EBITDA for the period beginning on July 1, 2017 and ending on December 31, 2017, multiplied by 2, and (z) for the four quarter period ending on March 31, 2018, EBITDA shall equal EBITDA for the period beginning on July 1, 2017 and ending on March 31, 2018, multiplied by 4/3.”

(c)Section 1.02 of the Credit Agreement is hereby amended by amending and restating the following definition in its entirety:

““Existing Senior Notes” means the Borrower’s 8.50% senior notes due 2020 in the aggregate principal amount of $525,000,000 issued pursuant to that certain Indenture, dated April 25, 2012, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee (as amended, restated, supplemented or otherwise modified prior to the date of this Agreement).”

(d)Section 1.02 of the Credit Agreement is hereby amended by amending the definition of “Guaranty and Collateral Agreement” to add a reference to “Fourth” immediately prior to the reference to “Amended and Restated Guaranty and Collateral Agreement” therein.

(e)Section 1.02 of the Credit Agreement is hereby amended by amending the definition of “Investment” to add the following sentence thereto immediately following the last sentence thereof:

“Notwithstanding anything herein to the contrary, in no event shall the right of the Loan Parties to receive (i) “Additional Consideration” pursuant to and as defined in the Aneth Purchase Agreement or (ii) “Earn-out Payments” pursuant to and as defined in the Caprock Earn-Out Agreement, in either case be construed to constitute an “Investment” for purposes of this Agreement.”

Section 2.02Amendment to Section 9.01(a). Section 9.01(a) of the Credit Agreement is hereby amended, which amendment shall be deemed effective as of September 30, 2017, by amending and restating such subsection in its entirety as follows:

“(a)Current Ratio. The Loan Parties will not, as of the last day of any fiscal quarter, permit the ratio of (i) consolidated current assets of the Borrower and its Consolidated Restricted Subsidiaries (including the unused amount of the total Commitments, but excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities of the Borrower and its Consolidated Restricted Subsidiaries (excluding total outstanding Loans and non-cash obligations under ASC 815) to be less than the applicable ratio set forth below:

Quarter Ending	Current Ratio
September 30, 2017	0.85:1.00
December 31, 2017 and thereafter	1.00:1.00

Section 2.03Amendment to Section 9.02(f). Section 9.02(f) of the Credit Agreement is hereby amended by replacing “$500,000,000” where it appears therein with “$550,000,000”.

Section 2.04Amendment to Section 9.12(c)(iii). Section 9.12(c)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iii)if such Transfer of any Borrowing Base Property or Restricted Subsidiary owning Borrowing Base Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has a fair market value (together with all other Transfers of Borrowing Base Properties or Restricted Subsidiaries owning Borrowing Base Properties included in the most recently delivered Reserve Report during such period) in excess of ten percent (10%) of the Borrowing Base then in effect as determined by the Required Lenders, the Borrowing Base shall be reduced, effective immediately upon such Transfer, by an amount equal to the value, if any, assigned to such Borrowing Base Property (or Borrowing Base Properties) in the most recently delivered Reserve Report and any mandatory prepayments required by Section 3.04(c)(iii) shall be made concurrently; provided that (x) the amount of the Borrowing Base reduction pursuant to this clause (iii) that results from the Aneth Sale shall equal $8,750,000 and (y) for the avoidance of doubt, the fair market value of the Properties Transferred pursuant to the Aneth Sale shall not count towards the ten percent (10%) threshold described above for purposes of determining whether other Transfers occurring during the period during which the Aneth Sale occurs exceed such ten percent (10%) threshold for such period; and”

Section 2.05Amendments to Section 9.19. Section 9.19 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 9.19Hedging Agreements.  Each Loan Party will not enter into any Hedging Agreements with any Person other than:

(a)Hedging Agreements in respect of commodities (i) with an Approved Counterparty and (ii) which, when aggregated with all other commodity Hedging Agreements of the Loan Parties then in effect (but excluding all basis differential swaps on volumes already hedged pursuant to other Hedging Agreements), do not have the net effect of constituting a call (whether under physical or derivative Hedging Agreements) on more than:

(A) for the first year during the period during which such Hedging Agreements are in effect, the greater of (1) 85% of the reasonably anticipated projected production from proved Oil and Gas Properties of the Loan Parties and (2) 75% of the reasonably anticipated projected production from Oil and Gas Properties of the Loan Parties as contemplated by the production forecast of the Loan Parties most recently delivered to the Administrative Agent (provided that to the extent such forecast does not cover the entire hedging period, the projected production rate applicable to the remaining portion of such hedging period shall be based on the projected production rate for the last quarter of such forecast), in each case for each of crude oil, natural gas and natural gas liquids, calculated separately;

(B) for the second year during the period during which such Hedging Agreements are in effect, 85% of the reasonably anticipated projected production from proved Oil and Gas Properties of the Loan Parties for each of crude oil, natural gas and natural gas liquids, calculated separately; and

(C) for the period after such two year period during which such Hedging Agreements are in effect, the greater of (1) 75% of the reasonably anticipated projected production from proved Oil and Gas Properties of the Loan Parties and (2) 85% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties of the Loan Parties, in each case for each of crude oil, natural gas and natural gas liquids, calculated separately.

In no event shall any Hedging Agreement (1) be entered into for speculative or investment purposes or (2) be for a term of longer than 60 months; provided however, a Hedging Agreement which was entered into as a hedge but is deemed to be “speculative” for accounting purposes shall not be considered “speculative” under this Section 9.19(a) merely by virtue of such accounting treatment.

(b)Hedging Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Hedging Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated and netted with all other Hedging Agreements of the Borrower and its Restricted Subsidiaries then in effect) do not exceed the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Hedging Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated and netted with all other Hedging Agreements of the Borrower and its Restricted Subsidiaries then in effect) do not exceed (A) for revolving loans, seventy-five (75%) of the then outstanding principal amount of the Borrower’s Debt for revolving loans which bear interest at a floating rate and (B) for term loans, one hundred percent (100%) of the then outstanding principal amount of the Borrower’s Debt for term loans which bear interest at a floating rate.

In no event shall any Hedging Agreement to which the Borrower or any of its Restricted Subsidiaries is a party contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post cash or other collateral or margin (except for Letters of Credit not exceeding $2,500,000 in the aggregate at any time and collateral subject to Liens allowed under Section 9.03(d)), other than pursuant to the Security Instruments for the benefit of the Secured Hedging Providers, to secure their obligations under such Hedging Agreement or to cover market exposures. The Loan Parties will not unwind, sell, terminate, restructure, modify or otherwise affect (“Unwind”) any Hedging Agreement in respect of commodities that was in effect at the time of the most recent Borrowing Base determination (the “Borrowing Base Hedging Contracts”) where the net marked to market economic effect of such Hedging Agreement Restructuring is negative (which, if such Hedging Agreement Restructuring is settled for cash only, shall equal the net amount of cash such Loan Parties receive), unless (a) such net marked to market economic effect of such Hedging Agreement Restructuring, when combined with the net marked to market economic effect of all other Hedging Agreement Restructurings consummated during the period since the last Redetermination Date, is less than or equal to five percent (5%) of the value of the Borrowing Base then in effect, or (b) if such net marked to market economic effect of such Hedging Agreement Restructuring, when combined with the net marked to market economic effect of all other Hedging Agreement Restructurings consummated during the period since the last Redetermination Date, is greater than five percent (5%) of the Borrowing Base then in effect, the Borrowing Base shall be reduced effective immediately upon such Hedging Agreement Restructuring by an amount equal to the portion of the Borrowing Base attributable to such net economic effect of the Hedging Agreement Restructuring (based on the economic assumptions consistent with the Administrative Agent’s lending requirements at that time), and any mandatory prepayments required by Section 3.04(c)(iii) shall be made no later than one Business Day after the later of (x) the date notice of such Unwind is required to be given by the Borrower under Section 8.01(k) and (y) the date the Borrower receives written notice from the Administrative Agent of the amount of such Borrowing Base reduction.  Notwithstanding the foregoing, (i) the Loan Parties may Unwind the Hedging Agreements set forth on Schedule 9.19(a) (collectively, the “Aneth Hedging Agreements”) as part of the Aneth Sale as contemplated by the Aneth Purchase Agreement and novate or otherwise Unwind the Hedging Agreements set forth on Schedule 9.19(b) (collectively, the “Retained Hedging Agreements”) in connection with the Aneth Sale, (ii) the adjustment to the Borrowing Base associated with such Unwind of the Aneth Hedging Agreements and the Retained Hedging Agreements shall occur, without duplication, as described in Section 9.12(c)(iii) automatically upon the consummation of the Aneth Sale, and (iii) such Unwind of the Aneth Hedging Agreements and the Retained Hedging Agreements shall not count towards the five percent (5%) threshold described above for purposes of determining whether other Hedging Agreement Restructurings occurring during the period during which such Unwind of the Aneth Hedging Agreements and the Retained Hedging Agreements occurs exceed such five percent (5%) threshold for such period.”

Section 2.06Amendment to Credit Agreement Schedules. Schedule 9.19(a) attached hereto is hereby added to the Credit Agreement as a new Schedule 9.19(a) thereto, and Schedule 9.19(b) attached hereto is hereby added to the Credit Agreement as a new Schedule 9.19(b) thereto.

ARTICLE III

Additional Agreements and Acknowledgments

Section 3.01Redetermination and Adjustment of Borrowing Base.  Effective as of the Second Amendment Effective Date, the Borrowing Base shall be $218,750,000, subject to future redeterminations and adjustments as provided in the Credit Agreement. The Borrower and the Lenders further agree that (a) this redetermination shall constitute the Scheduled Redetermination scheduled to occur on October 1, 2017 and (b) automatically upon the consummation of the Aneth Sale, the Borrowing Base will be adjusted downward by $8,750,000 as described in Section 9.12(c)(iii) of the Credit Agreement.

Section 3.02Guaranty and Lien Releases.  The Lenders party hereto hereby acknowledge the Administrative Agent’s authority under Sections 9.12 and 11.09 of the Credit Agreement to (a) release Resolute Aneth from the Guaranty and Collateral Agreement, (b) release Liens granted by Resolute Aneth in favor of the Administrative Agent, for the benefit of the Secured Parties, (c) terminate the Subordination Agreement, and (d) release Liens granted by the Borrower, Hicks Acquisition Company I, Inc., and Resolute Natural Resources Company, LLC in favor of the Administrative Agent, for the benefit of the Secured Parties, in Property that is sold pursuant to the Aneth Sale, in each case, upon the delivery to the Administrative Agent of an officer’s certificate with respect to the Aneth Sale as contemplated by Section 9.12 of the Credit Agreement and the consummation of the Aneth Sale.

ARTICLE IV
Conditions Precedent

Section 4.01The amendments set forth in Article II of this Second Amendment and the Scheduled Redetermination described in Article III of this Second Amendment shall become effective on the first Business Day on which all of the following conditions precedent shall have been satisfied (or waived in accordance with Section 12.02 of the Credit Agreement) (the “Second Amendment Effective Date”):

(a)The Administrative Agent shall have received from the Borrower, each of the Guarantors and the Required Lenders counterparts (in such number as may be requested by the Administrative Agent) of this Second Amendment signed on behalf of such Persons.

(b)The Administrative Agent shall have received from the Borrower in immediately available funds (i) all fees and amounts due and payable on or prior to the Second Amendment Effective Date (including, without limitation, an amendment fee for each Lender party to the Second Amendment that delivered its executed Second Amendment signature page to the Administrative Agent on or before 12:00 p.m. Houston, Texas time on October 17, 2017, subject to no escrow instructions other than satisfaction of closing conditions under this Article IV, in an amount equal to 0.15% of such Lender’s Commitment as of such date) and (ii) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

ARTICLE V
Representations and Warranties

Each Loan Party hereby represents and warrants to each Lender that:

(a)Each of the representations and warranties made by it under the Credit Agreement and each other Loan Document is, or will be, true and correct on and as of the actual date of its execution of this Second Amendment, as if made on and as of such date, except for any representations and warranties made as of a specified date, which are true and correct as of such specified date.

(b)Immediately after giving effect to this Second Amendment, no Default has, or will have, occurred and is, or will be, continuing.

(c)The execution, delivery and performance by it of this Second Amendment and any other Loan Documents executed in connection herewith have been duly authorized by it.

(d)Each of this Second Amendment and any other Loan Document executed in connection herewith constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)The execution, delivery and performance by it of each of this Second Amendment and any other Loan Document executed in connection herewith (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of it or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Second Amendment or any such Loan Document, except (A) such as have been obtained or made and are in full force and effect and (B) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of it or any Restricted Subsidiary or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon it or any Restricted Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by it or such Restricted Subsidiary and (iv) will not result in the creation or imposition of any Lien on any Property of any Loan Party or any Restricted Subsidiary (other than the Liens created by this Second Amendment or the Loan Documents as permitted by the Credit Agreement as amended hereby).

ARTICLE VI
Miscellaneous

Section 6.01Credit Agreement in Full Force and Effect as Amended.  Except as specifically amended hereby, the Credit Agreement and other Loan Documents shall remain in full force and effect.  Each of the Loan Parties hereby agrees that its liabilities under the Credit Agreement, the Guaranty and Collateral Agreement and the other Loan Documents, in each case as amended, to which it is a party, shall remain enforceable against such Loan Party in accordance with the terms thereof and shall not be reduced, altered, limited, lessened or in any way affected by the execution and delivery of this Second Amendment, and each Loan Party hereby confirms and ratifies its liabilities under the Loan Documents (as so amended) to which it is a party in all respects.  Except as expressly set forth herein, this Second Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Credit Agreement or any other Loan Document or any right, power or remedy of the Administrative Agent or Lenders, or constitute a waiver of any provision of the Credit Agreement or any other Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Second Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to the Administrative Agent and/or Lenders whether under the Credit Agreement, the other Loan Documents, at law or otherwise.  The parties hereto agree to be bound by the terms and conditions of the Credit Agreement and the other Loan Documents as amended by this Second Amendment, as though such terms and conditions were set forth herein.  Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended by this Second Amendment, and each reference herein or in any other Loan Documents to the “Credit Agreement” shall mean and be a reference to the Credit Agreement as amended and modified by this Second Amendment.

Section 6.02GOVERNING LAW.  THIS SECOND AMENDMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 6.03Descriptive Headings, Etc.  The descriptive headings of the sections of this Second Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.  The statements made and the terms defined in the recitals to this Second Amendment are hereby incorporated into this Second Amendment in their entirety.

Section 6.04Payment of Fees and Expenses.  In addition to paying to the Administrative Agent for the account of the Lenders the fees described in Section 4.01(b)(i) above, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Second Amendment, the other Loan Documents and any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.  The agreement set forth in this Section 6.04 shall survive the termination of this Second Amendment and the Credit Agreement.

Section 6.05Entire Agreement.  This Second Amendment and the documents referred to herein represent the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof.  This Second Amendment is a Loan Document executed under the Credit Agreement.

Section 6.06Counterparts.  This Second Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.  Delivery of an executed counterpart of the signature page of this Second Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

Section 6.07Successors.  The execution and delivery of this Second Amendment by any Lender shall be binding upon each of its successors and assigns.

[Signatures Begin on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the date first written above.

BORROWER:	RESOLUTE ENERGY CORPORATION

	By:	/s/ Theodore Gazulis
Theodore Gazulis,
Executive Vice President and
Chief Financial Officer

GUARANTORS:		HICKS ACQUISITION COMPANY I, INC.

RESOLUTE ANETH, LLC

RESOLUTE WYOMING, INC. (f/k/a Primary Natural Resources, Inc.)

RESOLUTE NATURAL RESOURCES COMPANY, LLC (f/k/a Resolute Natural Resources Company)

BWNR, LLC

WYNR, LLC

RESOLUTE NORTHERN ROCKIES, LLC

RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

	By:	/s/ Theodore Gazulis
Theodore Gazulis
Executive Vice President and Chief Financial Officer

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT AND LENDER:	BANK OF MONTREAL, as Administrative Agent and a Lender

	By:	/s/ Gumaro Tijerina
Name: Gumaro Tijerina
Title: Managing Director

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

LENDER:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ George E. McKean
Name: George E. McKean
Title: Senior Vice President

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

LENDER:	GOLDMAN SACHS BANK USA

	By:	/s/ Chris Lam
Name: Chris Lam
Title: Authorized Signatory

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Cameron Breitenbach
Name: Cameron Breitenbach
Title: Vice President

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

LENDER:	COMERICA BANK

	By:	/s/ Cassandra M. Lucas
Name: Cassandra M. Lucas
Title: Portfolio Manager

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

LENDER:	BARCLAYS BANK PLC

	By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

LENDER:	CADENCE BANK, N.A.

	By:	/s/ Kyle Gruen
Name: Kyle Gruen
Title: Assistant Vice President

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

LENDER:	SunTrust Bank

	By:	/s/ Arize Agumadu
Name: Arize Agumadu
Title: Vice President

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

LENDER:	ABN AMRO CAPITAL USA LLC

	By:	/s/ Darrell Holley
Name: Darrell Holley
Title: Managing Director

	By:	/s/ Elizabeth Johnson
Name: Elizabeth Johnson
Title: Director

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

LENDER:	Fifth Third Bank

	By:	/s/ Jonathan H. Lee
Name: Jonathan H. Lee
Title: Director

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement

LENDER:	ING Capital, LLC

	By:	/s/ Juli Bieser
Name: Juli Bieser
Title: Managing Director

	By:	/s/ Charles Hall
Name: Charles Hall
Title: Managing Director

Signature Page to

Second Amendment to Third Amended and Restated Credit Agreement